SEVERANCE POLICY
OBJECTIVE

The Bank provides for payment of severance benefits to Eligible Employees upon Involuntary Termination of employment.

POLICY

Eligibility

Employees involuntarily terminated from employment as described in the definition of Eligible Employee set forth below.

Notification

Employees are provided a minimum of two weeks’ notice in the event of the termination of their employment. The Bank may, at its discretion, provide salary continuation in lieu of notice.

Separation and Release Agreement

The Bank will require a signed separation and release agreement between the Bank and the employee relative to any salary, benefits or services offered through this policy. The agreement includes a description of the severance benefits and provides a general release by the employee for any claims against the Bank relative to the separation action as well as any other claims relating to employment with the Bank.

Payments and Benefits Provided

Salary Continuation

The salary continuation benefit reflects the employee's current salary, position and length of Bank service. The benefit is calculated as follows:

•Executive Committee and participants in the Bank’s Key Employee Incentive Compensation Plan1
•4 weeks base salary per year of service
•26-week minimum
•52-week maximum

•Employees (Analyst 4 and above*)
•3 weeks base salary per year of service
•12-week minimum
•36-week maximum

•Employees (Analyst 3 and below)
•2 weeks of base salary per year of service
1 In addition to current participants in the Key Employee Incentive Compensation Plan this also includes any employee who has ever been subject to a deferral of compensation under such Plan or the Chief Internal Auditor Incentive Compensation Plan.

SEVERANCE POLICY
•6 -week minimum
•26-week maximum

Under certain circumstances the Bank may extend salary continuation beyond the described benefit levels.

Years of Service

Years of service are calculated based upon the employee's service years as of the most recent service anniversary. Any prior service within Bank system is included as service in the calculation of severance benefits.

Payment

Salary continuation payments shall be subject to all required withholdings. The payment schedule for salary continuation payments shall be set forth in the separation and release agreement between the Bank and the employee.

Benefit Continuation

During the salary continuation period, the Bank will make a monthly payment to the employee as taxable compensation in the amount equivalent to the amount the Bank contributes to its active employees’ medical coverage. The employee may use this amount to apply toward the payment of continued medical coverage from the Bank. The employee is responsible for making payment to the Bank for continued medical coverage. In such case, the medical plan terms, requirements and level of coverage (single, two-party, and family) remain the same as the employee benefit election in effect at the time of the termination of employment.

All terminating employees and their dependents who are participants in the Bank's dental and vision benefits have an option to continue coverage for a specified number of months following termination of their coverage. The employee is responsible for the full cost of such continuing coverage plus a 2% administrative fee. A letter outlining the option of benefit continuation is sent to employees following termination of their active employee coverage.

Any vested retirement and/or thrift plan benefits are handled in the same manner as any employee who separates their employment from the Bank. All terminated employees, regardless of position, receive payment for earned, unused vacation. With respect to incentive compensation, the terms of any applicable incentive compensation plan(s) shall govern any incentive compensation and any incentive compensation payment will be governed by and made in accordance with the terms of such plan(s) not this policy.

Tuition assistance approved and paid by the Bank prior to the termination date need not be reimbursed upon termination.

SEVERANCE POLICY
Outplacement Services

As part of this policy, the Bank may provide the following outplacement services:

•Executive Committee and participants in the Bank’s Key Employee Incentive Compensation Plan – formal individualized 12-month executive outplacement program
•All Other Employees – appropriate career services or workshops as offered through the approved outplacement vendor

Outplacement services are required to begin within 30 days of termination. The Bank will not pay cash in lieu of outplacement services.

POLICY ADMINISTRATION

Approval of Exceptions. Any exceptions to this Policy must be approved by the President and in the case of any exception involving an executive officer by the Human Resources and Diversity and Inclusion Committee of the Board.

Policy Interpretations. Overall responsibility for this Policy is assigned to the Chief Human Resources Officer including making Policy interpretations. Bank management is responsible for identifying and providing written documentation regarding any reduction in staff. Benefits provided to executive management under this Policy must be reviewed and approved by the Human Resources and Diversity and Inclusion I Committee of the Board of Directors.

Right to Amend or Terminate. The Bank reserves the right to amend, modify, or terminate this Policy at any time without notice.

COMPLIANCE MONITORING

As set forth in the Policy Governance Standards.

APPLICABLE LAWS AND REGULATIONS

12 USC §4501 and 4502
12 C.F.R. Parts 1230 and 1231
26 U.S.C. §409A
26 C.F.R. Part 1.409A
26 U.C.C. Part 105(h)
26 C.F.R. Part 1.105

RELATED POLICIES; PROCEDURES

Human Resources Employee Handbook
Policy Governance Standards

DEFINED TERMS

Executive Committee refers to the Bank’s executive officers.

SEVERANCE POLICY

Eligible Employees means full-time and part-time employees (>20 hours per week) with a minimum of 6 months of service whose employment with the Bank is discontinued due to, but not limited to, any of the following events: elimination of employee's position, misalignment of skills and/or business needs, general reduction in staff, substantial job modification resulting in employee's inability to qualify or perform the revised job, changing business needs, reorganization of Bank staff, or reassignment of staff requiring relocation of employee's primary residence. Eligible Employee does not include any employee who is terminated for cause [defined to include, without limitation, unsatisfactory job performance, misconduct or intentional neglect of job duties] Such employees are not eligible for benefits under this Policy.

Involuntary Termination is intended to be interpreted consistent with the applicable 409A regulatory definition of “separation from service.”